MENTOR REPORTS RECORD SALES FOR FOURTH QUARTER AND YEAR
Company Expects Continued Strong Growth in Year Ahead

SANTA BARBARA, California, May 18, 2004 - Mentor Corporation (NYSE: MNT) today announced operating results for its fiscal fourth quarter and fiscal year ended March 31, 2004.

  Sales for the quarter were $117.3 million compared to $101.1 million last year, an increase of 16 percent and a record sales quarter.
  Net income for the fourth quarter was $15.0 million and $0.32 per share, compared to $13.6 million and $0.28 per share for the quarter last year, an increase of 14 percent in earnings per share.

  Company targets double-digit sales and earnings growth for current fiscal year.

Sales for the fiscal year ended March 31, 2004 were $422.2 million, an increase of ten percent over the prior year.  Net income for the year was $54.8 million, or $1.15 per share, compared to $55.8 million and $1.15 per share in the prior year.

Detailed financial statements are attached to this press release.

"We are pleased with all we have accomplished in the past year," said Chris Conway, Chairman and Chief Executive Officer of Mentor Corporation.  "We have grown our business, strengthened our positions in critical markets, and acquired new technology that will be significant for Mentor's future growth."

Aesthetics Segment
Aesthetic surgery sales for the fourth quarter were $60.9 million, an increase of 20 percent over the fourth quarter last year.  Aesthetic sales for the full year were $218.4 million, up 14 percent over the prior year.

"Mentor is the world leader in products for cosmetic surgery procedures," said Josh Levine, President and Chief Operating Officer of Mentor.  "So we are excited to see the global trend of rising consumer interest in cosmetic surgery.  This interest is continuing to drive demand for procedures that utilize Mentor products."

Breast Aesthetic Products
Fourth quarter sales of breast aesthetic products were a record $55.9 million, an increase of 23 percent over fourth quarter last year.  Full year sales of breast aesthetic products were $197.4 million, an increase of 15 percent over the prior year.

"The outstanding growth in breast implant sales is a result of strong performance in domestic and international markets," said Levine.  "Mentor continues to be the world leader in breast aesthetics, selling more breast implants than any other company, and providing the most comprehensive service and support in the industry."

Body Contouring Products
Sales of body contouring products in the fourth quarter reached $4.1 million, an increase of 15 percent over the fourth quarter last year.  Sales for the full year were $15.3 million, an increase of 21 percent over the prior year.

Body contouring through liposuction continues to be the most common surgical cosmetic procedure in the United States.  Mentor has the dominant position in this market with a full range of traditional and ultrasonically-assisted liposuction equipment and complementary disposable products.

Surgical Urology Segment
Fourth quarter surgical urology product sales were $29.9 million, up nine percent over fourth quarter last year.  Sales for the full year were $108.4 million, up two percent over the prior year.

Women's Health Products
Sales of Women's Health products in the fourth quarter were $5.6 million, an increase of 89 percent over the fourth quarter last year.  Sales for the full year were $15.6 million, an increase of 56 percent over the prior year.

The strong growth for Women's Health products was driven by sales of Mentor's new ObTapeTM  device, an innovative treatment for stress incontinence.  The product was developed in France and marketed by Mentor throughout Europe for several years before the company introduced it into the United States in September, 2003.  Stress incontinence affects millions of women, and over 20,000 have now been successfully treated with Mentor's ObTape.

"We are extremely pleased with the growth in Women's Health sales," said Levine.  "The ObTape device is a significantly improved solution to stress incontinence, and we believe it will be widely adopted by specialists in this field.  Women's Health is a primary area of interest for us.  We believe there are some great opportunities to provide better and safer solutions to women's health problems through improved technology.  The ObTape is our first such solution.  We have others in our pipeline."

Surgical Disposables
Sales of disposable surgical urology products were $14.3 million in the fourth quarter, an increase of 17 percent over fourth quarter sales last year.  Sales for the full year were $52 million, an increase of 15 percent over the prior year.

Erectile Dysfunction Products
Fourth quarter sales of erectile dysfunction products were $5.3 million, down 24 percent from sales in fourth quarter last year.  Sales for the full year were $23.2 million, a decrease of 6 percent from the prior year.

The company's domestic urology sales force was restructured during the fourth quarter and spent significant time in product cross-training.  This diluted the selling effort during the quarter.  Improved efficiency and better coverage of key customers and accounts are expected to improve sales performance in the year ahead.

Brachytherapy Products
Fourth quarter sales of brachytherapy products were $3.9 million, a decrease of 18 percent from fourth quarter last year.  Brachytherapy sales for the full year were $14.6 million, down 40 percent from the prior year.

"The brachytherapy sales decline for the year was due to the loss of our palladium seed supplier, combined with general price erosion in the market," Levine said.  "We expect that prices and sales volume will be more stable in the year ahead because of improved reimbursement rates."

Clinical and Consumer Healthcare Segment
Sales of disposable incontinence products were $26.5 million for the quarter, an increase of 16 percent over fourth quarter last year.  Sales for the full year were $95.4 million, an increase of 13 percent over the prior year.

Mentor has the leading market position in the United States for disposable products used to manage the chronic bladder problems of urinary incontinence and urinary retention.  The domestic market continues to grow with the aging population, and the company is moving aggressively to gain international market share and develop markets overseas.

Currency Exchange Effects
Foreign currency exchange rates had a positive impact on revenues, principally from the strong Euro.  The currency exchange effect added $5.6 million to revenues in the fourth quarter.  For the full fiscal year, currency exchange effects added $20.9 million in revenues and about $1 million to net income.

New Product Pipeline Highlights
During fiscal year 2004 Mentor broadened its reach in cosmetic medicine by expanding from cosmetic surgery into the field of cosmetic dermatology by means of two strategic acquisitions.

Hyalite® Dermal Filler
Mentor acquired all rights and assets for a range of next generation dermal filler products derived from non-animal based, synthetic hyaluronic acid.  The products are manufactured with a patented double-cross-linking technology that the company expects will provide longer duration of treatment effect relative to other dermal filler products currently available on the market.  Clinical trials in the United States are expected to begin in the second half of the current fiscal year.

Botulinum Toxin Development Program
During the past year Mentor acquired worldwide rights for all indications for a next generation range of botulinum toxin products.  These products are based on proprietary technology developed by the world's leading botulinum toxin specialists at the University of Wisconsin.  Clinical trials for the cosmetic indication for the next generation Botulinum Toxin Type A are expected to begin in the current fiscal year.

Silicone Gel-Filled Breast Implants
Mentor completed the filing of its Pre-market Approval application (PMA) for the company's silicone gel-filled breast implants with the U.S. Food and Drug Administration (FDA) in December, 2003.  The FDA has informed the company that its application "is sufficiently complete to permit a substantive review and is, therefore, suitable for filing".

In January 2004 the FDA issued revised guidelines for approval of silicone gel-filled breast implants.  The new guidelines require additional scientific data to supplement the data already filed with the PMA.  The company is preparing its response to the new guidelines.

The company expects to meet the new requirements, and expects that its silicone gel breast implants will be approved.  However, the company believes that the review process for breast implants will be cautious and exhaustive, and not likely to be concluded in the current year.

Research and Development
Research and Development expenses increased by 18 percent over the quarter last year, and by 31 percent for the year.  Part of the increase is related to the breast implant PMA filed in December.  Activity is also increasing on other projects, including hyaluronic acid dermal fillers and botulinum toxin, both of which are expected to begin U.S. clinical trials later this year.  Because of these and other clinical trials, Research and Development expenses are likely to increase further in the year ahead.

Organization
In December 2003 Mentor announced the expansion of its senior management team with the appointments of Josh Levine as President and Chief Operating Officer, and Adel Michael as Vice-Chairman in addition to being Chief Financial Officer.  The new team is consolidating and aligning manufacturing and sales operations within Mentor and its various subsidiaries.  This realignment process is expected to result in more effective selling efforts and improved manufacturing efficiencies, along with significant annual cost savings.

Stock Repurchase
In December 2003, Mentor completed the sale of $150 million of convertible subordinated notes.  The company has used a portion of the proceeds of the offering to repurchase shares of its common stock from the open market, and expects to continue the repurchase program.  During the fiscal year ended March 31, 2004, the company repurchased 5.4 million shares of Mentor common stock for a total cost of $136 million.

While interest on the convertible notes of about $1 million each quarter reduces net income, the reduction in outstanding shares due to stock repurchases results in a positive impact on earnings per share.

Outlook
Mentor has a solid foundation of established product lines with leading positions in growing markets.  These product lines will sustain continued growth over the next decade.  In addition, during the past year the company attained new technology platforms that will impel further growth for the foreseeable future.

"Our financial position and cash flow continue to be strong," Conway said.  "We are paying a significant dividend at an annual rate of $0.60 per share, one of the highest in our sector.  We have a very exciting pipeline of new products, together with the resources to bring them through a successful launch.  We are looking forward to a prosperous year ahead, and beyond that, to another decade of continued expansion.

"For the year ahead we anticipate that revenues will grow at a low double-digit rate, and that earnings per share percentage growth will be in the mid-teens."

About Mentor Corporation
Founded in 1969, Mentor Corporation is a leading supplier of medical products for the global healthcare market.  The Company develops, manufactures and markets innovative, science-based products for the aesthetics and urologic specialties markets around the world.

The Company's Aesthetics franchise includes prosthetic mammary implants for breast augmentation and reconstruction, and lipoplasty products for body contouring.  Mentor's Urologic Specialties franchise includes surgical slings for the treatment of urinary stress incontinence, brachytherapy seeds for the treatment of prostate cancer, prosthetic implants for the treatment of erectile dysfunction and disposable medical devices for the treatment and care of urinary incontinence and other urological conditions.

Mentor continues to launch important line extensions to its existing products that add value to doctors and patients.  In addition, the Company has made a number of strategic acquisitions and established key partnerships to expand its product portfolio.  Mentor has leveraged its leadership position in aesthetics to expand into the cosmetic dermatology market through two development programs.  The Company has acquired a range of next generation, non-animal, synthetic hyaluronic acid-based dermal filler products. Mentor has also acquired broad rights to a range of highly purified, next generation botulinum toxin products.  Additionally, Mentor continues to expand its product portfolio through internal innovation.

Mentor employs approximately 2,000 people around the world and is headquartered in Santa Barbara, California, with manufacturing and research operations in the United States, France, the Netherlands and the United Kingdom.  The Company's website is www.mentorcorp.com.

Safe Harbor Statement
All statements included or incorporated by reference in this release, other than statements or characterizations of historical fact, are forward-looking statements.  These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us.  Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," similar expressions, and variations or negatives of these words.  In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  These forward-looking statements speak only as of the date hereof and are based upon the information available to us at this time.  Such information is subject to change, and we will not necessarily inform you of such changes.  These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors.

Important factors that may cause such a difference for Mentor include, but are not limited to competitive pressures and other factors such as the introduction or regulatory approval of new products by our competitors and pricing of competing products and the resulting effects on sales and pricing of our products, disruptions or other problems with our sources of supply, significant product liability or other claims, difficulties with new product development and market acceptance, changes in the mix of our products sold, patent conflicts, product recalls, United States Food and Drug Administration (FDA) delay in or approval or rejection of new or existing products, changes in Medicare, Medicaid or third-party reimbursement policies, changes in government regulation, use of hazardous or environmentally sensitive materials, our inability to implement new information technology systems, our inability to integrate new acquisitions, and other events.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8‑K, and other Securities and Exchange Commission filings discuss the foregoing risks as well as other important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Mentor Corporation has scheduled a conference call today regarding this announcement.  Those interested in listening to a recording of the call may dial (888) 567-0670 at 6:00 p.m. ET today until Midnight ET, May 21, 2004.  You may also listen to the live webcast at 5:00 p.m. ET today or the archived call at www.mentorcorp.com, Investor Relations site under "Conference Calls".

Contact:

Mentor Corporation
Peter R. Nicholson
Vice President, Strategic Planning and Investor Relations
(805) 879-6082

MENTOR CORPORATION CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands, except per share data)
	Three Months Ended March 31,		Year Ended March 31,
	2004	2003	2004	2003

Net Sales	$ 117,297	$ 101,082	$ 422,168	$ 382,384

Cost of sales	45,388	38,796	160,783	152,877
Gross Profit	71,909	62,286	261,385	229,507

Selling, general and administrative expense	42,070	35,316	152,275	129,552
Research and development	7,571	6,440	30,041	22,978
	49,641	41,756	182,316	152,530

Operating Income	22,268	20,530	79,069	76,977

Interest (expense)	(1,163)	(240)	(1,844)	(1,022)
Interest income	550	625	1,663	2,456
Other income (expense)	145	(1,103)	1,252	628

Income before income taxes	21,800	19,812	80,140	79,039

Income taxes	6,832	6,229	25,361	23,219

Net income	$ 14,968	$ 13,583	$ 54,779	$ 55,820

Earnings per share
Basic earnings per share	$ 0.34	$ 0.29	$ 1.20	$ 1.20
Diluted earnings per share	$ 0.32	$ 0.28	$ 1.15	$ 1.15
Dividends per share	$ 0.15	$ 0.02	$ 0.47	$ 0.07

Weighted average shares outstanding
Basic	43,462	46,329	45,543	46,468
Diluted	46,162	48,132	47,757	48,428

Sales by Principal Product Line
(in thousands)	Three Months Ended March 31,
	2004	2003	% Change
Aesthetics and General Surgery Products	$ 60,914	$ 50,872	19.7%
Surgical Urology Products	29,857	27,385	9.0%
Clinical & Consumer Healthcare Products	26,526	22,825	16.2%
Total Sales	$ 117,297	$ 101,082	16.0%

Sales by Principal Product Line
(in thousands)	Year Ended March 31,
	2004	2003	% Change
Aesthetics and General Surgery Products	$ 218,437	$ 191,405	14.1%
Surgical Urology Products	108,370	106,675	1.6%
Clinical & Consumer Healthcare Products	95,361	84,304	13.1%
Total Sales	$ 422,168	$ 382,384	10.4%

MENTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

Assets	March 31, 2004	March 31, 2003
Current assets:
Cash and marketable securities	$ 118,418	$ 106,024
Accounts receivable, net	106,016	79,784
Inventories	67,912	61,269
Deferred income taxes	22,394	15,253
Prepaid expenses and other	13,299	10,858
Total current assets	328,039	273,188

Property, plant and equipment, net	77,529	68,671
Intangibles, net of amortization	51,014	35,570
Goodwill, net of amortization	23,711	16,520
Long-term marketable securities	8,326	3,741
Other assets	10,160	398
	$ 498,779	$ 398,088

Liabilities and Shareholders' Equity
Current liabilities	$ 129,930	$ 105,192
Long-term deferred income taxes	2,549	2,216
Long-term liabilities	17,996	13,970
Convertible subordinated notes	150,000	-
Shareholders' equity	198,304	276,710
	$ 498,779	$ 398,088

# # #